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                                                                       EXHIBIT 5

                       B A S S, B E R R Y & S I M S P L C
                    A PROFESSIONAL LIMITED LIABILITY COMPANY
                                ATTORNEYS AT LAW

2700 FIRST AMERICAN CENTER                    1700 RIVERVIEW TOWER
NASHVILLE, TENNESSEE 37238-2700               POST OFFICE BOX 1509
TELEPHONE (615) 742-6200                      KNOXVILLE, TENNESSEE 37901-1509
TELECOPIER (615) 742-6293                     TELEPHONE (423) 521-6200
                                              TELECOPIER (423) 521-6234



                                 April 23, 1998


Coventry Corporation
501 Corporate Centre Drive
Suite 400
Franklin, TN  37067

         Re:      Registration on Form S-8

Ladies and Gentlemen:

         We have acted as your counsel in the preparation of a registration statement on Form S-8 (the "Registration Statement") relating to the Coventry Health Care, Inc. 1998 Stock Incentive Plan (the "Plan"), filed by you with the Securities and Exchange Commission covering 7,000,000 shares of the Company's Common Stock, par value $0.01 per share (the "Shares"), issuable pursuant to the Plan. In so acting, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies.

         Based upon the foregoing, we are of the opinion that the Shares, when issued pursuant to and in accordance with the Plan, will be duly and validly issued, fully paid and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                     Very truly yours,

                                     Bass, Berry & Sims PLC